Exhibit 4.25
JAMES HARDIE INDUSTRIES N.V.
THE STATE OF NEW SOUTH WALES

DEED OF RELEASE

CONFORMED COPY

Level 10
Atanaskovic Hartnell House
75-85 Elizabeth Street
Sydney NSW
Australia 2000

THIS DEED is made on 22 June 2006 between:
1.	James Hardie Industries N.V. ARBN 097 829 895 incorporated in the Netherlands and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands, and with its Australian registered office at Level 3, 22 Pitt Street, Sydney, New South Wales (JHINV)

2.	The State of New South Wales (NSW Government)
RECITALS
A.	This deed is entered into by the Parties described above in the following context (some of the expressions used in these recitals being defined in clause 1 of this deed):
(a)	on 21 December 2004, the Initial Negotiating Parties entered into a non-binding Heads of Agreement which set out the agreed position of the Initial Negotiating Parties in relation to the principles on which the binding agreement referred to in Recital (b) would be based and the key standing considerations relevant to implementing those principles to be reflected in the binding agreement; and

(b)	on 1 December 2005, the NSW Government, JHINV and the Performing Subsidiary entered into an agreement (the “Final Funding Agreement”) which set out the agreed position of those persons in relation to the basis on which, subject to the satisfaction or waiver of the conditions set out in the Final Funding Agreement, JHINV and/or the Performing Subsidiary will provide funding on a long-term basis to the Trustee.
B.	The Parties enter into this deed to give effect to the releases contemplated in clause 12.1(c) of the Heads of Agreement.
THIS DEED WITNESSES that the Parties agree to the following:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this deed:

ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).

ABN 60 Foundation means ABN 60 Foundation Pty Ltd (ACN 106 266 611).

ACTU means Australian Council of Trade Unions of Level 2, 393 Swanston Street, Melbourne in the State of Victoria.

Amaba means Amaba Pty Limited (ABN 98 000 387 342).

Amaca means Amaca Pty Limited (ABN 49 000 035 512).

Asbestos Support Groups means each of The Asbestos Diseases Foundation of Australia, Asbestos Diseases Society of Australia Inc, The Asbestos Victims Association of South Australia, Queensland Asbestos Related Disease Support Society, Gippsland Asbestos Related Disease Support Inc, and Asbestos Diseases Society of Victoria.
Associated Person means:
(a)	each member of the JHINV Group;

(b)	each Liable Entity; and

(c)	each past and present director, officer, employee, adviser or agent of any person described in paragraphs (a) or (b) of this definition.
Banton means Bernie Banton of 133-7 Parramatta Road Granville, in the State of New South Wales, as the designated representative of the Asbestos Support Groups.
Business Day means a day (not being a Saturday or a Sunday) on which banks are open for general banking business in Sydney.
Commencement Date means the date on which the Release Legislation commences.
Controlled Entities has the same meaning as in the Final Funding Agreement.
Deed of Accession means the deed of that name dated 8 June 2006 between the Trustee, JHINV, the Performing Subsidiary and the NSW Government.
Deeds of Covenant and Indemnity means:
(a)	the deed of that name dated 16 February 2001 and entered into between JHIL, Amaba and Amaca and any amendments thereto (including without limitation pursuant to the amending deed dated 10 September 2001); and

(b)	the Deed of Covenant Indemnity and Access between JHINV and ABN 60 dated 31 March 2003 and any amendments thereto.
Final Funding Agreement means the deed of that name dated 1 December 2005 between JHINV, the Performing Subsidiary, the NSW Government and, pursuant to the Deed of Accession, the Trustee.
Fund means the Asbestos InjuriesCompensation Fund established pursuant to a trust deed dated 7 April 2006 between JHINV and the Trustee..
Heads of Agreement means the non-binding agreement entered into on 21 December 2004 between the Initial Negotiating Parties.
Initial Negotiating Parties means each of JHINV, the NSW Government, the ACTU, Unions NSW and Banton.
Jackson Inquiry means the Special Commission of Inquiry that was commissioned, by Letters Patent dated 27 February 2004 and 30 June 2004, to inquire into and report on certain matters relating to the establishment of MRCF.
JHIL means the company formerly known as James Hardie Industries Limited (now ABN 60).
JHIL Group means JHIL and its Controlled Entities from time to time.

JHINV Group means JHINV and its Controlled Entities.
Liable Entities means Amaca, Amaba and ABN 60.
MRCF means the Medical Research & Compensation Foundation (ABN 21 095 924 137).
Notice has the meaning given to it in clause 11.
Parties means the parties to this deed.
Performing Subsidiary means LGTDD Pty Limited or, if a subsidiary of JHINV other than that entity is nominated under clause 6.2 of the Final Funding Agreement, that subsidiary.
Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.
Release Legislation has the same meaning as in clause 1 of the Final Funding Agreement.
Relevant Matters means all matters relating to or arising out of any of the following or their facts, matters and circumstances:
(a)	the establishment and underfunding or funding of the MRCF, and the February 2001 ABN 60 group corporate reorganisation (including, without limitation, the transfer of the Liable Entities out of the JHIL Group, representations made to incoming directors of the Liable Entities and other third parties regarding the Liable Entities and their assets and liabilities, the media releases of ABN 60 of 16 February 2001 and of JHINV of 29 and 30 October 2003 and any statements made in relation to any of the foregoing matters);

(b)	the Deeds of Covenant and Indemnity;

(c)	the transfers of assets, and the dividends and management fees paid, by the Liable Entities, as described in the report of the Jackson Inquiry;

(d)	the August to October 2001 ABN 60 group corporate reorganisation (including without limitation the scheme of arrangement in relation to ABN 60 of August to October 2001, the contemporaneous reduction of capital of (and cancellation of fully paid ordinary shares in) ABN 60 and subscription by JHINV for partly paid shares in ABN 60, the subsequent cancellation of those partly paid shares in ABN 60 in March 2003 and representations to third parties and the court and any statements made in relation to any of the foregoing matters); and

(e)	the transfer of assets from ABN 60 to JHINV, the establishment of the ABN 60 Foundation Limited and ABN 60 Foundation Trust, and the allotment of fully paid shares in ABN 60 to ABN 60 Foundation.
Trustee means the trustee of the Fund from time to time, in its capacity as trustee, initially being Asbestos Injuries Compensation Fund Limited.

Unions NSW means Unions New South Wales of 10th Floor, 377-383 Sussex Street, Sydney in the State of New South Wales.
1.2	Interpretation

In this deed, unless the context otherwise requires:
(a)	headings are for convenience only and do not affect the interpretation of this agreement;

(b)	any reference to civil liability has its natural and ordinary meaning;

(c)	words importing the singular include the plural and vice versa;

(d)	words importing a gender include any gender;

(e)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(f)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and vice versa;

(g)	a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(h)	a reference to a Party to a document includes that Party’s successors and permitted assigns;

(i)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute; and

(j)	a reference to a document or agreement includes all amendments or supplements to, or replacements or novations of, that document or agreement.
2	DEED BINDS THE CROWN

This deed binds the Crown in right of New South Wales.

3	RELEASES BY NSW GOVERNMENT

3.1	With effect on and from the Commencement Date, and to the maximum extent permitted by law pursuant to this deed (but without requiring any further act by the NSW Government), the NSW Government releases each of JHINV and each Associated Person from any civil liability relating to or arising out of any of the Relevant Matters.

3.2	The Parties acknowledge that JHINV holds the benefit of the release set out in clause 3.1 in favour of an Associated Person on trust for that Associated Person.

3.3	Nothing in this deed can nor shall be taken as an admission by JHINV, the Performing Subsidiary or any of their Controlled Entities, directors, officers, employees, advisers or agents (past and present) that it or he or she has had any role in organising or procuring any unlawful action or is or has been in breach of any law.

3.4	Each release given under this deed in favour of any Associated Person who is a natural person is absolute, unconditional and irrevocable.

3.5	Each release given under this deed in favour of JHINV or any Associated Person which is not a natural person shall be suspended whilesoever:
(i)	the Performing Subsidiary shall be and remains in breach of any obligation to make a Funding Payment under the Final Funding Agreement and such breach shall have remained unremedied for not less than 3 months and remains unremedied;

(ii)	JHINV is in breach of clause 7 of the Final Funding Agreement and that breach has not been rectified within a reasonable period (of not less than 3 months) of JHINV having received a Notice under clause 12.1(f) of the Final Funding Agreement; or

(ii)	JHINV is and remains in breach of clause 7 of the Final Funding Agreement and JHINV has not given a Notice to the NSW Government under clause 7.9 of the Final Funding Agreement in respect of that breach, and the NSW Government has given JHINV at least 30 days’ Notice that the suspension applies.
4	CONFIDENTIALITY

4.1	Subject to clause 4.2, each Party shall keep the terms of this deed strictly confidential.

4.2	A Party may make any disclosures in relation to this deed in the manner and to the extent permitted under the Final Funding Agreement.

5	DEED MAY BE USED IN COURT
(a)	Subject to clause 5(b), except in relation to a breach of this deed, or whilesoever any release given pursuant to this deed has been suspended in accordance with clause 3.5, and without affecting the continuing obligations of the Parties pursuant to this deed, this deed may be pleaded as a full and complete defence by JHINV or any Associated Person to any civil liability actions, suits, or proceedings commenced, continued or taken by the NSW Government in relation to any of the Relevant Matters.

(b)	None of JHINV nor any Associated Person which is not a natural person may plead the releases in favour of that person given under clause 3.1 in defence to any claim against that person by the NSW Government while that release has been suspended under clause 3.5.

6	GOVERNING LAW
This Deed shall be construed in accordance with and be governed by the laws of the State of New South Wales and the Parties agree that the courts of that State will be forum of choice in relation to this deed.
7	ENTRY INTO DEED
The Parties acknowledge that this deed is voluntarily entered into and that each Party has obtained their own legal advice concerning its terms.
8	SEVERANCE
If any provision of this deed is held to be invalid or unenforceable for any reason, it will, to the extent that it is invalid or unenforceable, be treated as severed from this deed and will not affect the remaining provisions of this deed.
9	VARIATION OF DEED
This Deed may only be varied or replaced by a deed duly executed by each of the Parties.
10	COUNTERPARTS
This Deed may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A Party may execute this deed by executing any counterpart.
11	NOTICES
11.1	A notice, approval, consent, nomination or other communication (“Notice”) to a person relating to this deed:
(i)	must state that it is a notice relating to this deed;

(ii)	shall state the relevant clause in this deed to which the notice relates;

(iii)	must be in legible writing; and

(iv)	must be in English.
11.2	If the Notice is to JHINV then it must be addressed as follows:

Name: James Hardie Industries NV

Attention: The Chairman

Address: Level 3, 20 Pitt Street, Sydney NSW 2000

Facsimile: (02) 8274 5217

With a copy to:

Attention: The Chief Legal Counsel

Address: Atrium, Unit 04-07, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands

Facsimile: 31 (0) 20 404 2544

11.3	If the Notice is to the NSW Government then it must be addressed as follows:

Name: The State of New South Wales, c/- The Cabinet Office

Attention: Deputy Director-General (Legal)

Address: Level 39, Governor Macquarie Tower, Farrer Place, Sydney, NSW 2000

Facsimile: 02 9228 3062

11.4	If the Notice is from a corporation then an officer of that corporation must sign the Notice.

11.5	Notice is sent by the sender and received by the receiver:
(i)	if the Notice is hand delivered, upon delivery to the receiving Party;

(ii)	if the Notice is sent by facsimile, upon the successful completion of the relevant transmission;

(iii)	if the Notice is sent by registered mail within Australia, 2 Business Days after the registration of the notice of posting; and
11.6	If the Notice is sent by ordinary mail within Australia, 3 Business Days from and including the date of postage

11.7	For the avoidance of doubt, Notice shall not be sent by electronic email.

11.8	In clause 11.5, a reference to a Party receiving a Notice includes a reference to the receiver’s officers, agents or employees.

11.9	A Party may vary any of the details relating to it or its officers contained in this clause 11.2 at any time by Notice to the other Parties.

11.10	Where a Notice to a Party must be copied to another Person, each such Notice must be despatched at the same time and using the same method and upon failure to do so, each such Notice will be deemed to be given at the time and by the method of despatch of the last such Notice.

EXECUTED by the Parties as a Deed:

EXECUTED by
JAMES HARDIE INDUSTRIES NV

/s/ Louis Gries	)	/s/ Russell Chenu
)
Signature of Director		Signature of Director/Secretary
LOUIS GRIES		RUSSELL CHENU
Name of Director		Name of Director/Secretary

EXECUTED by
THE HONOURABLE ROBERT JOHN DEBUS MP,
ATTORNEY GENERAL OF NEW SOUTH WALES
FOR THE STATE OF NEW SOUTH
WALES

/s/ Leigh Rae Sanderson	)	/s/ The Hon Robert John Debus
)
Signature of witness		Signature
LEIGH RAE SANDERSON

Name of witness